Exhibit 10.12

GATHERING AND COMPRESSION AGREEMENT

(NRC-VEG ASHER WELLS)

THIS GATHERING AND COMPRESSION AGREEMENT (the “Agreement”) effective as of January 5, 2007, by and between VINLAND ENERGY GATHERING, LLC, a Delaware limited liability company (“VEG”) and NAMI RESOURCES COMPANY L.L.C., a Kentucky limited liability company (“NRC”).

WITNESSETH:

WHEREAS, NRC anticipates producing and/or developing natural gas from the wells listed on EXHIBIT “A” attached hereto and incorporated by referenced herein, hereinafter the “Wells”), and, in order to produce NRC’s natural gas production from the Wells, NRC and VEG are hereby entering in this agreement pertaining to the gathering and trunk lines and other facilities currently owned and operated by VEG which relate to the Wells;

WHEREAS, NRC desires to contract with VEG to gather and compress natural gas produced from the Wells and re-deliver said natural gas to certain designated interconnects with third party transporters.

WHEREAS, VEG is willing to receive NRC’s natural gas from the Wells into its gathering and trunk lines for compression, dehydration (utilizing VEG’s compression and dehydration facilities) and delivery to various delivery points at existing interconnections between the systems of VEG and certain third party transporters;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, NRC and VEG agree as follows:

ARTICLE I.

DEFINITIONS

1.1                              The term “day” shall mean a period of twenty-four (24) consecutive hours, beginning and ending at 10:00 a.m., Eastern U.S. Time.

1.2                              The term “point of receipt” shall mean a point mutually agreeable to NRC and VEG where NRC’s wellhead gathering lines are or may be connected to VEG’s field gathering lines on VEG’s gathering system

1.3                              The term “point of delivery” shall mean a point mutually agreeable to NRC and VEG where VEG’s field gathering lines are, or may be connected, to a third party transporter’s transportation lines or such other mutually agreeable points as NRC and VEG may agree upon from time to time.

1.4                              The term “third party transporter” shall mean Columbia Gas Transmission, Delta Natural Gas, TranEX, Somerset Gas and Chesapeake Natural Gas, or such other entity accepting NRC’s natural gas off of VEG’s facilities for further transportation.

1.5                              The term “Mcf” shall mean one thousand (1,000) cubic feet of gas.

1.6                              The term “Btu” shall mean one (1) British thermal unit.

1.7                              The term “Dekatherm” or Dth” shall mean the quantity of gas containing 1,000,000 Btu.

1.8                              The term “psia” shall mean “pounds per square inch absolute.”

1.9                              The term “psig” shall mean “pounds per square inch gauge.”

1.10                        The term “facilities” shall with respect to NRC mean NRC’s wellhead equipment and Well pipelines hooked to the Wells and appurtenant property.  With respect to VEG, the term “facilities” shall mean all compressors, meters, dehydrators or other contractual agreements, rights, equipment or property used in connection therewith and all of VEG’s field gathering lines connected to the NRC Well pipelines, all rights of way, easements and licenses pertaining to said pipelines.

1.11                        The term “Wells” shall mean the Wells listed on EXHIBIT “A” hereto.

ARTICLE II.

GATHERING AND DELIVERY

2.1                                 Subject to the terms of this Agreement, VEG agrees that it will connect to its gathering system any of the Wells and further, VEG agrees to receive for the account of NRC all natural gas tendered by NRC to VEG at mutually agreeable points of receipt on VEG’s facilities for delivery to such locations as the parties may agree (“Delivery Points”).

2.2                                 To the extent of its then-current capacity, VEG shall accept NRC’s gas at any time from the Wells and dehydrate, compress and deliver same to the Delivery Points.  All receipts of gas by VEG onto VEG’s facilities shall be delivered to the Delivery Points on a reasonable basis to the extent the receiving pipeline has capacity.  NRC expressly understands that VEG will make every reasonable effort to deliver NRC’s volumes of natural gas to the Delivery Points, but that VEG may from time to time interrupt service at various compression and dehydration stations due to force majeure (as described in Article XII hereof), and scheduled and unscheduled repairs, maintenance, upgrade of facilities, pigging of lines, or for reasons beyond its control by third party transporters.

2.3                                 VEG’s gathering and compression obligation hereunder shall be discharged in a good and workmanlike manner and in accordance with good oilfield practice, subject to allowance for the amount of gas attributable to system fuel consumption and unaccounted for gas arising in the course of system operations.  Such obligation shall be subject to (a) NRC’s existing leasehold and other contractual obligations; (b) to NRC’s obligations to any retail and transportation customers served pursuant to statute (KRS 278.485 et seq.) and Kentucky Public Service Commission (“PSC”) regulations; (c) to orders, rules, statutes and regulations of any lawful authority having jurisdiction; and (d) to any matter constituting a ‘force majeure” as outlined below.  VEG shall account to NRC in the same manner as provided in Article IX of this Agreement for all volumes of gas produced from the Wells and delivered to VEG hereunder.

2.4                                 NRC expressly acknowledges that it has been apprised of the limitations and understands that the gathering and compression of gas contemplated herein may be interrupted or limited from time to time by the constraints of available system capacity and the limitations set forth in Sections 2.3 (a), (b) (c) and (d) above; otherwise VEG shall gather, compress and deliver such gas through its facilities for the account of NRC, and use VEG’s facilities, including compressors, compressor site agreements, dehydrators, rights of way and easements, to accomplish same.

ARTICLE III.

FACILITIES

3.1                                 VEG shall utilize its field gathering lines (and otherwise provide or cause to be provided, such facilities) and VEG’s dehydration and compression facilities (owned or leased by VEG) as well as interconnections with the pipeline facilities of Columbia Gas Transmission, Delta Natural Gas, TranEX, Somerset Gas and Chesapeake Natural Gas that are necessary to effectuate the gathering and compression service for NRC as described in Article II hereof.  NRC will provide or cause to be provided all facilities necessary (utilizing NRC’s wellhead equipment and well gathering lines) to deliver gas to VEG against the varying pressure in VEG’s facilities.  Subject to the terms of this Agreement, VEG will maintain or caused to be maintained and installed telemetering equipment at those Delivery Points capable of delivering in excess of 1,000 Mcf of gas per day on a sustained basis if requested by NRC or any third party transporter of gas.

ARTICLE IV.

TERM

4.1                                 This Agreement and all rights hereunder shall commence on the date first above written and shall continue in full force and effect for so long as the Wells, in the sole opinion of NRC, are capable of producing gas in economic quantities.  Provided, however, in the event the volume of gas gathered from the Wells is, in the sole opinion of VEG, insufficient to generate revenues sufficient for VEG to fulfill its obligations hereunder, then VEG shall provide NRC written notice of its intention to increase the gathering and compression rate to a rate under which VEG would continue to provide the services provided for herein. Within thirty (30) days after receipt of said notice, NRC shall either accept the new rate proposed by VEG or NRC shall  terminate this Agreement to the extent it pertains to the subject portion of facilities by providing VEG ninety (90) days written notice of its intent to do so.

ARTICLE V.

QUALITY

5.1                                 NRC acknowledges and agrees that in order for gas to be delivered into VEG’s facilities, such gas must comply with the following terms and conditions.

5.2                                 All gas delivered and redelivered hereunder shall be commercially free from air, dust, gum, gum-forming constituents, harmful or noxious vapors, or other solid or liquid matter which might interfere with its merchantability or cause injury to or interference with proper operation of the lines, regulators, meters and other equipment of the receiving party.

5.3                                 The gas delivered and redelivered shall not contain in excess of:

(a)                                  seven (7) pounds of water vapor per million cubic feet of gas at the base pressure and temperature of fourteen and seven-tenths (14.7) pounds per square inch absolute and sixty degrees Fahrenheit.  The water vapor will be determined by the use of a Bureau of Mines type dew point apparatus or in accordance with the latest approved methods in use in the industry generally;

(b)                                 four percent (4%) by volume of a combined total of carbon dioxide and nitrogen components, provided, however, that the total carbon dioxide content shall not exceed three percent (3%) by volume;

(c)                                  twenty-five hundredths (0.25) grains of hydrogen sulfide per one hundred (100) cubic feet of gas;

(d)                                 twenty (20) grains of total sulphur per one hundred (100) cubic feet.

5.4                                 The gas delivered and redelivered shall have a total heating value of not less than one-thousand (1,000) Btu (British Thermal Units) per standard cubic foot.  The total heating value of the gas shall be determined by taking samples of the gas at the delivery point at such reasonable times as may be designated by either party and having the Btu content per cubic foot determined by an accepted type calorimeter (or other suitable instrument) for a cubic foot of gas at a temperature of sixty degrees Fahrenheit when saturated with water vapor and at an absolute pressure of 14.73 psi.  The gas delivered shall have a utilization factor of one thousand three hundred (1,300) plus or minus six percent (6%).  The utilization factor is defined as that number obtained by dividing the heating value of the gas by the square root of its specific gravity.

5.5                                 If the gas delivered by NRC to VEG’s facilities fails to meet the quality specifications set forth in this Article V, then, upon instruction by NRC, VEG agrees to take such steps and measures as instructed to bring the gas into conformity with such specifications and all additional costs in connection with such measures shall be borne by NRC.  VEG agrees that, to the extent any gas delivered hereunder fails to meet such specifications such gas may be blended with other gas in the VEG system, at VEG’s sole and absolute discretion, so that the commingled gas will conform to such specifications.  To assure that the gas delivered by NRC to VEG conforms to the above specifications, the gas may be analyzed by VEG at least twice a year and more frequently if any third party transporter requests.

ARTICLE VI.

DELIVERY PRESSURE

6.1                                 All gas delivered by NRC to VEG shall be delivered by NRC at pressures sufficient to enter the into VEG’s system or against the prevailing pressure at such point.  VEG shall maintain a pressure at each delivery point that is reasonable.

ARTICLE VII.

MEASUREMENT AND MEASURING EQUIPMENT

7.1                                 For the purpose of this Agreement, the unit of volumetric measurement shall be a standard cubic foot of gas at a pressure base of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute, a temperature base of sixty (60) degrees Fahrenheit (five hundred twenty (520) degrees absolute) and without adjustments for water vapor.

7.2                                 All said gas delivered at the Delivery Points shall be measured by an orifice, turbine or displacement type meter or other approved measuring device of equal accuracy to be owned and installed by VEG or a third party transporter of gas.  All said gas redelivered to any additional transporter or purchaser shall likewise be measured by such type meter or other device to be owned, installed and operated by such additional transporter or purchaser.

7.3                                 For orifice meter measurements, the methods of computation shall conform to the recommendations contained in Report No. 3 of the Gas Measurement Committee of the American Gas Association, including any revision made thereto, applied in a practical manner.  The specific gravity of the gas being measured shall be determined at the beginning of this delivery and as often thereafter as conditions may warrant.

7.4                                 For displacement or turbine meters or other approved measuring device, the meter readings at varying pressures shall be converted to gas quantities at base conditions set forth in Section 7.1 hereof.

7.5                                 In connection with the use of any type of measuring device, an atmospheric pressure of fourteen and four tenths (14.4) pounds per square inch shall be assumed, with no allowance for variation in atmospheric pressure.  The flowing gas temperature may be recorded at VEG’s discretion.  In the absence of a flowing gas temperature recorder, sixty (60) degrees Fahrenheit will be assumed.

7.6                                 VEG (or a thirty party transporter) shall read the meter, furnish the charts, place and remove any and all recording gauge charts, calculate the deliveries, and perform any other service necessary in connection with the measurement of said gas.

7.7                                 If, upon any test, any measuring equipment at any receipt point is found to be in error, such errors shall be taken into account in a practical manner in computing the deliveries.  If the resultant aggregate error in the computed deliveries is not more than two percent (2%), then previous deliveries shall be considered accurate.  All equipment shall, in any case, be adjusted at the time of test to record correctly.  If, however, the resultant aggregate error in computed deliveries exceeds two percent (2%) at a recording corresponding to the average hourly rate of gas flow for the period since the last preceding test, previous recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon, but in case the period is not known definitely or agreed upon, such correction shall be for a period extending over one-half of the time elapsed since the date of the last test, not exceeding a correction period of sixteen (16) days.

7.8                                 At delivery points with third party transporters or purchasers, if upon any test, any measuring equipment is found to be in error such errors shall be taken into account as stipulated by the agreement covering said transportation or purchase with the third party.  In the absence of such an agreement, if the meter on test shall prove to be accurate within plus or minus two percent (2%), previous deliveries corrected in such a manner shall be considered accurate. If however the resultant aggregate error in computed deliveries exceeds two percent (2%) previous recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon, but in case the period is not known definitely or agreed upon such correction shall be for a period extending over one – half of the elapsed time since the date of the last test, not exceeding a correction period of sixteen (16) days.

7.9                                 In the event any measuring equipment is out of service for test or repair, or is inoperable for any reason, deliveries through such equipment shall be estimated utilizing all available information to determine the volume of gas for the delivery period affected.

7.10                           Upon written request from the party not maintaining meter charts respecting a particular measurement station, meter charts shall be forwarded to such party for inspection, subject to return to the other within ten (10) days after receipt thereof.  VEG or any third party transporter shall keep charts on file for two (2) years after date of delivery, during which time they will be open for inspection by authorized parties during normal working hours.

7.11                           Considering the possibility of inadvertent errors in measurement or calculating of amounts due and payable or paid, nothing herein contained shall constitute accord and satisfaction, waiver, release, full payment, satisfaction, laches, estoppel, or other defense to a claim by or against NRC or VEG for the true and actual amount accurately due and payable, for the full period of two (2) years in arrears.  Errors in VEG’s favor shall be rectified in full, without interest, by NRC within ninety (90) days of notice and substantiation of such inaccuracy.  Errors in NRC’s favor shall be rectified in full, without interest, by VEG within ninety (90) days of notice and substantiation of such inaccuracy.

ARTICLE VIII.

RATE

8.1                                 For all quantities of gas gathered, compressed and re-delivered by VEG to the Delivery Point(s) from the Wells, NRC shall pay VEG $0.25 per Mcf of gas gathered, compressed and re-delivered.

8.2                                 Beginning January 1, 2011, the gathering and compression rates stipulated in Sections 8.1 shall increased by eleven percent (11%) and shall be adjusted annually thereafter based on the wage index adjustment published annually by COPAS.

8.4                             VEG may, from time to time, propose to NRC facility upgrades and improvements that could be to the economic benefit of NRC.  In the event such upgrades and improvements cannot be undertaken economically by VEG based on the rates outlined in 8.1 and 8.2, VEG will send NRC a letter requesting financial support for said project. Any such letter will describe the project, its contemplated benefits to NRC, and the specific request for additional financial support from NRC, which may include either (i) an increased gathering and compression rate for a specific period of time, or (ii) an up-front or deferred payments as agreed to between the parties. Within thirty (30) days after receipt of the financial support letter, NRC shall provide written response to VEG with its election. No response shall be assumed to be a non-consent by NRC.  NRC shall have the absolute right to reject financial participation in any project proposed under this section.

ARTICLE IX.

STATEMENTS AND PAYMENT

9.1                                 Billing.    On or before the thirtieth day of each calendar month hereof, VEG shall render to NRC statements on which is reported the metered quantities of gas produced, the metered quantities gathered and delivered (including provision for line loss and system fuel) to a third party transporter at the Delivery Points for the account of NRC during the previous month and the metered quantity of gas re-delivered by the third party transporter to the purchaser or the purchaser’s transporter for the account of NRC hereunder during the previous month together with a computation of the amount due VEG pursuant to this Agreement.

9.2                                 Payments.     Payments shall be made by check, payable to the order of VEG at the address contained in Section 15.1 of this Agreement, and shall be sent to VEG within fifteen (15) days after receipt by NRC of the statement described in Section 9.1.  Late payments and refunds of disputed amounts shall bear interest at a rate equal to the Prime Rate designated as such from time to time by Citibank, N.A. plus five percent (5%), on the unpaid balance.

ARTICLE X.

TITLE TO GAS; APPLICATIONS, REPORTS

10.1                           NRC warrants that it will have good title to, or to its knowledge, be in lawful possession of all gas delivered or caused to be delivered to VEG under this Agreement and that to NRC’s knowledge, such gas will be free and clear of all liens, encumbrances and claims whatsoever; that it will at the time of delivery have the right to deliver or cause to be delivered the gas hereunder; and that it will indemnify VEG and save it harmless from suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to said gas or to royalties, taxes, license fees or charges thereon, to the extent such claims arise out of NRC not having good title or not being in lawful possession of such gas or such gas being subject to liens.

10.2                           NRC and VEG mutually covenant and agree that each shall timely execute all necessary applications and reports to such federal, state and local regulatory authorities as each is required by statute, regulation or rule to make, and continue to pursue same until all such necessary applications and reports are filed and accepted.  Each party shall keep the other timely advised of all such reporting and application activities.

ARTICLE XI.

RESPONSIBILITY

11.1                           Except as otherwise provided in this Agreement, it is agreed that from the time gas is received onto VEG’s facilities until the delivery of such gas to any third party transporter at the Delivery Points, VEG will assume all responsibility for the gathering and compression of such gas, will indemnify and hold NRC harmless against any injuries or damages caused thereby and VEG will have the unqualified right to commingle such gas with other gas in its pipeline system and to handle and treat such as its own.  Otherwise, NRC shall have all responsibility for such gas and will indemnify and hold VEG harmless for any injuries or damages caused thereby.

ARTICLE XII.

FORCE MAJEURE

12.1                           In case either party to this Agreement fails to perform any obligations hereunder assumed by it and such failure is due to acts of God or a public enemy, strikes, riots, vandalism, sabotage, eco-terrorism, injunctions or other interference through legal proceedings, breakage or accident to machinery or lines or wells, blowouts, the failure of wells in whole or part, or the compliance with any statute, either State or Federal, or with any other of the Federal Government or any branch thereof, or of the Governments of the State wherein subject premises are situated, or to any causes not reasonably within the control of the party claiming force majeure, or is caused by the necessity for making repairs or alterations in machinery or lines of pipe, such failure shall not be deemed to be a violation by such party of its obligations hereunder, but such party shall use due diligence to again put itself in position to carry out all of the obligations which by the terms hereof it has assumed.  It is expressly understood and agreed, however, that this Article XII shall not apply to the obligation of NRC to pay VEG for the gathering, and compression of gas hereunder.

ARTICLE XIII.

GOVERNMENTAL REGULATION

13.1                           This Agreement shall be subject to all applicable and valid statutes, rules orders and regulations of any federal, state or local governmental authority or agency having jurisdiction over the parties, their facilities or gas supply, this Agreement or any provision hereof.  The parties agree that should any state, federal or local governmental authority or agency with jurisdiction over this Agreement or transactions herein require approval for the gathering or sale of gas hereunder, then each party shall make all necessary applications or filings and shall submit any records or data required by such governmental authority or agency.

13.2                           VEG shall not be liable for failure to perform hereunder if such failure is due to compliance with rules, regulations, laws, orders or directives of any state, federal or local governmental regulatory authority or agency having jurisdiction.

13.3                           Nothing in this Agreement shall prevent either party from contesting the validity of any law, order, rule regulation or directive of any state, federal or other governmental regulatory authority or agency, nor shall anything in this Agreement be construed to require either party to waive its right to assert the lack of jurisdiction of such regulatory body, governmental entity, or agency over this Agreement or any party hereto.

13.4                           This Agreement is subject to the terms and conditions of any thirty party rules and regulations for gathering of gas for others, off-system utilization, as set forth in such third party’s tariffs on file with any lawful authority, as same may be changed from time to time.

13.5                           The parties understand and agree that the gathering and compression services contemplated by this Agreement shall occur wholly intrastate.  It is not the understanding or intent of the parties that VEG be considered a “transporter” or “seller” of natural gas in interstate commerce within the meaning of the Natural Gas Act (15 U.S.C. 717 et. seq.), the Natural Gas Policy Act of 1978 (15 U.S.C. 3301 et. seq.), or any successor or other statute regulating oil and gas transportation and sale.

ARTICLE XIV.

TRANSFER AND ASSIGNMENT

14.1                           Any company which shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of NRC or of VEG, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement.  Either NRC or VEG may, without relieving itself of its obligations under this Agreement, assign any of its rights and obligations hereunder to either the parent corporation or a wholly-owned subsidiary at the time of such assignment.  Otherwise no assignment of this Agreement or any of its rights or obligations hereunder shall be made by NRC or VEG without the written consent of the other first obtained which consent shall not be unreasonably withheld.  However, the provisions of this Article shall not in any way prevent either party to this Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.  This Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

ARTICLE XV.

NOTICES

15.1                           All notices, requests, statements and other communications hereunder shall be in writing and shall be delivered as follows:

To NRC:	Nami Resources Company L.L.C.
104 Nami Plaza, Suite 1
London, Kentucky 40741

To VEG:	Vinland Energy Gathering, LLC
104 Nami Plaza, Suite 1
London, Kentucky 40741
Attn: Thomas H. Blake

The parties may, from time to time, designate other addresses for notices and other communications by first giving notice of such change of address, in writing, as provided above.

ARTICLE XVI.

WAIVER

16.1                           A waiver by either party of any one or more defaults by the other in the performance of any provisions hereof shall not operate as a waiver of any future default.

ARTICLE XVII.

SEVERABILITY

17.1                           Except as otherwise provided herein, any provision of this Agreement declared or rendered unlawful by a statute, court of law or regulatory agency with jurisdiction over the parties or either of them, shall not affect the other obligations of the parties hereunder.

ARTICLE XVIII.

DEFAULT AND REMEDIES

18.1                           The following shall be Events of Default under the terms of this Agreement and the terms “Events of Default” or “Default” shall mean, whenever they are used in this Agreement, any one or more of the following events:

(a)                                If NRC shall fail to pay any sums due to VEG for a period of five (5) or more days after VEG has given NRC written notice thereof;

(b)                               If either party shall file a voluntary petition for bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or any answer seeking or acquiescing in any reorganization, arrangement, composition, adjustment, liquidation, dissolution, or similar relief for itself under any then current federal, state or other statute, law, or regulation, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, or liquidator of such party, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

(c)                                If either party shall materially fail to perform or observe any covenant, provision, term, restriction, or condition required to be performed or observed by such party under the terms of this Agreement (other than the obligation to pay money referenced in subsection (a) above) which continues for more than ninety (90) days after such party has received written notice thereof; provided that if such failure cannot be cured within such ninety (90) day period, no default shall occur if the relevant party has begun good faith efforts to cure the failure within such ninety (90) days.  In the event of a dispute between the parties whether a material failure to perform has occurred, no termination of this Agreement shall occur until the defaulting party has the opportunity to cure provided by this section, after the existence of such failure has been determined in accordance with this Agreement.

18.2                           If any of the Events of Default enumerated in Section 18.1 occurs, then in such event and as often as the same occurs, the non-defaulting party may terminate this Agreement.

18.3                           Exercise of the foregoing remedies shall not preclude the parties from exercising every other remedy provided herein or at law, it being the intention of the parties that parties’ remedies shall be cumulative and shall survive termination of this Agreement.

ARTICLE XIX.

GOVERNING LAW; SUBMISSION TO PROCESS

19.1                           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE COMMONWEALTH OF KENTUCKY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF KENTUCKY AND THE COUNTY OF LAUREL AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING HERETO BY ANY MEANS ALLOWED UNDER KENTUCKY OR FEDERAL LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

ARTICLE XX.

WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC.

20.1                           EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE

MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY PUNITIVE DAMAGES, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

ARTICLE XXI.

ARBITRATION

21.1                           If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty (20) day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate negotiations for an additional twenty (20) day period in an attempt to resolve the controversy. If a favorable resolution is not attained within the additional twenty (20) day period, then the controversy, claim or dispute shall be finally and conclusively resolved by a binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

21.2                           Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

21.3                           Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the twenty (20) day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

21.4                           The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

ARTICLE XXII.

HEADINGS

22.1                           The headings of the provisions of this Agreement are used for convenience only and shall not be deemed to affect the meaning or construction of such provision.

ARTICLE XXIII.

FAVORED NATIONS AGREEMENT

23.1                           After the effective date of this Agreement, it is expressly agreed and understood between the parties hereto that should VEG enter in to any gathering and compression agreement with an affiliate or a third party which provides for rates below the rates set forth in Sections 8.1 and 8.2 herein, then effective as of the date of such agreement, NRC’s gas production will also be subject to the lower rate structure.

ARTICLE XXIV.

ENTIRE AGREEMENT

24.1                           This Agreement contains the entire agreement between the parties and there are no promises, agreements, warranties, obligations, assurances or conditions other than those contained herein.

[Signatures on following page]

WITNESS the authorized signatures of the parties hereto, hereunto subscribed and affixed effective as of the day and year first hereinabove written.

(“NRC”)

NAMI RESOURCES COMPANY L.L.C.

By: Nami Service Company, LLC

Its: Manager

By:	/s/ Majeed S. Nami

Its: Manager

(“VEG”)

VINLAND ENERGY GATHERING, LLC

By:	/s/ Majeed S. Nami

Its: Manager

EXHIBIT A
to the Gathering and Compression Agreement
NRC-VEG WELLS

Intentionally Omitted